UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2021

Arvinas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38672	47-2566120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Science Park 395 Winchester Ave. New Haven, Connecticut	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 535-1456

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARVN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 6, 2021, Arvinas, Inc., a Delaware corporation (the “Company”), entered into an Equity Distribution Agreement (the “Sales Agreement”) with Piper Sandler & Co. (“Piper”) and Cantor Fitzgerald & Co. (“Cantor”), as agents (the “Agents”), pursuant to which the Company may offer and sell shares of its common stock, $0.001 par value per share, having an aggregate offering price of up to $300,000,000 (the “Shares”) from time to time through the Agents (the “Offering”). The Company is filing a prospectus supplement with the Securities and Exchange Commission (the “SEC”) in connection with the Offering (the “Prospectus Supplement”) under the Company’s existing shelf Registration Statement on Form S-3 (File No. 333-251326), which became effective upon filing on December 14, 2020 (the “Registration Statement”).

The Company will submit orders to only one Agent at a time relating to the sale of Shares under the Sales Agreement. Upon delivery of a placement notice to an Agent and subject to the terms and conditions of the Sales Agreement, such Agent may sell the Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The Nasdaq Global Select Market or on any other existing trading market for the Company’s common stock.

The Company or the Agents may suspend or terminate the offering of Shares upon notice to the other party, subject to certain conditions. The Agents will act as sales agents on a commercially reasonable efforts basis consistent with their normal trading and sales practices.

The Company has agreed to pay the Agents commissions for their services of acting as agents of up to 3.0% of the gross proceeds from the sale of the Shares pursuant to the Sales Agreement. The Company has also agreed to provide the Agents with customary indemnification and contribution rights.

A copy of the Sales Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued a legal opinion relating to the Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement. This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

Item 8.01 Other Items.

On August 6, 2021, in connection with entering into the Sales Agreement, the Company terminated its Equity Distribution Agreement, dated October 1, 2019, with Piper (the “Prior Sales Agreement”) related to the offer and sale of shares of the Company’s common stock in at-the-market offerings. The Prior Sales Agreement provided for the sale of shares of common stock having an aggregate offering price of up to $100.0 million. On August 6, 2021, the Company also filed a prospectus supplement terminating the offer and sale of shares in at-the-market offerings pursuant to the Prior Sales Agreement. As of the date of termination, the Company had sold an aggregate of 2,593,637 shares of its common stock under the Prior Sales Agreement for aggregate gross proceeds of $65.6 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

1.1	Equity Distribution Agreement, dated August 6, 2021, by and among Arvinas, Inc., Piper Sandler & Co. and Cantor Fitzgerald & Co.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2021	ARVINAS, INC.

	By:	/s/ Sean Cassidy
Sean Cassidy
Chief Financial Officer